Exhibit 10.7

FIRST AMENDMENT TO

MINING & MINERAL LEASE AGREEMENT

This AMENDMENT TO MINING & MINERAL LEASE AGREEMENT (“Lease Amendment”), dated and made effective as of October 1, 2015 (“Amendment Date”), is made and entered into by and between ASPHALT RIDGE, INC., a Utah corporation having offices at 6083 Carriage House Way, Reno, NV 89519 (“Lessor”), and TMC CAPITAL, LLC, a Utah limited liability company having offices at 18653 Ventura Bvvd #158 Los Angeles, California 91356 (“Lessee”) (the parties sometimes referred to individually as a “Party” or collectively as the “Parties”).

R E C I T A L S

A. Lessor is the owner of certain property situated in Uintah County , Utah and more particularly described in Exhibit A attached hereto and made part hereof (hereinafter the “Properties”), and owns the Water Rights as more particularly described in Exhibit B hereto (hereinafter the “Water Rights”);

B. Under the terms of that certain “Mining and Mineral Lease Agreement” dated as of July 1, 2013 (the “Lease”), between Lessor and Lessee, Lessor granted to Lessee an exclusive right to explore for, mine, produce, extract and sell or otherwise dispose of Tar Sands and any Minerals which are associated with or contained in any Tar Sands (as defined in the Lease), subject to a depth limitation of above 3,000 feet above Mean Sea Level (MSL), located in and under the Properties and to use the Water Right in connection therewith; and

C. Lessor and Lessee desire to amend and modify the Lease with respect to certain rights, obligations and provisions, in each case becoming effective as of the Amendment Date, as set forth in this Lease Amendment and pursuant to the terms set forth hereinafter.

NOW, THEREFORE, in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0	AMENDMENTS TO PARAGRAPH 2 OF LEASE.

Paragraph 2 of the Lease is hereby deleted in its entirety and replaced with the following:

2) Term. This Lease is granted for a primary term of six (6) years (the “Primary Term”) commencing July 1, 2013 (the “Effective Date”). If at any time during the Primary Term, Lessee fails to achieve (or exceed) the requirements of Continuous Operations (as defined below), this Lease shall terminate unless mutually agreed in writing by both Parties. If within the Primary Term, Lessee meets or exceeds the applicable requirements of Continuous Operations, then this Lease shall continue after the Primary Term for so long as such requirements continue to be met or maintained. If, at any time following the Primary Term, the operations conducted by Lessee cease for longer than 180 days during any Lease Year or 600 days in any three consecutive Lease Years, Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 12 (Termination) and 14 (Notices), respectively, to terminate this Lease.

a) Definition of “Continuous Operations”. For purposes of this Lease, the term “Continuous Operations” means:

(i) the construction or operation of one or more facilities having the capacity to produce, from bituminous ores, sands and compounds mined or extracted from the Properties, an average daily quantity (“ADQ”) of bitumen, synthetic crude oil and/or bitumen products (excluding blending agents and dilutants) that, in the aggregate, equals or exceeds the following:

By 07-01-2016, an ADQ of 100 bbls/day;

By 07-01-2018, an ADQ of 1,500 bbls/day; and

By 07-01-2020 and thereafter during the remainder of this Lease, an ADQ of 3,000 bbls/day; and

(ii) from and after 07-01-2016, the continuation of operations for a minimum period of 180 days during each Lease Year or 600 days in any period of three consecutive Lease Years at (or in excess of) the applicable ADQ specified hereinabove.

b) Offsite Operations. Operations conducted by Lessee off the Properties shall be included in determining whether the applicable requirements of Continuous Operations have been met if they are conducted in connection with an integrated mining operation involving the Properties and other properties in which Lessee holds an interest, provided that, during any period of three (3) Lease Years, at least fifty percent (50%) percent of the ores, tar sands, or fee stock of whatever nature mined or otherwise extracted from or in the integrated mining operation comes from the Properties.

c) Smaller Operations. In the event that the operation of any facility or facility constructed or deployed by Lessee to produce bitumen, synthetic crude oil and/or bitumen products from the Properties fails to achieve (or exceed) the requirements for Continuous Operations in or for any Lease Year (or any period of three consecutive Lease Years), Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 12 (Termination) and 14 (Notices), respectively, to terminate this Lease.

2.0	AMENDMENTS TO PARAGRAPH 4 OF THE LEASE.

Paragraph 4 of the Lease is hereby deleted in its entirety and replaced with the following:

a) Advance Royalties. Lessee agrees to make advance royalty payments to Lessor during the term of this Lease as provided inthis Paragraph 4(a) (“Advance Royalties”).

(i) Lessor and Lessee each acknowledge and agree that all Advance Royalties payable to Lessor under this Lease from and after the Effective Date through September 30, 2015 have been paid in full.*

(ii) Effective as of October 1, 2015, Lessee shall pay Advance Royalties to Lessor as follows:

For the Lease Quarter beginning 10-01-2015 and each of the next ensuing seven (7) successive Lease Quarters (ending 09-30-2017)	Advance Royalty of $60,000 shall be paid quarterly, with payment made on or before the first day of each such Lease Quarter

For the Lease Quarter beginning 10-01-2017 and each of the next ensuing ten (10) successive Lease Quarters (ending 06-30-2020)	Advance Royalty of $100,000 shall be paid quarterly, with payment made on or before the first day of each such Lease Quarter

For the Lease Quarter commencing 07-01-2020 and each ensuing successive Lease Quarter during the remaining term of this Lease	Advance Royalty of $150,000 shall be paid quarterly, subject to a CPI Adjustment as provided below, with payment made within 30 days after the end of each such Lease Year

(iii) The Advance Royalty payable to Lessor for the Lease Year commencing on July 1, 2020 and for each successive Lease Year thereafter shall be adjusted on each anniversary of the Effective Date (7-1-2013) by a percentage equal to the percentage change in the Consumer Price Index (all Urban Areas), U.S. City Average, published by the U.S. Department of Labor, for and during the prior calendar year (the “CPI Adjustment”). Any Advance Royalty payable to Lessor under this Lease prior to the Lease Year commencing on July 1, 2020 shall not be subject to the CPI Adjustment.

b) Accrual and Credit of Advance Royalties. Payments of Advance Royalties may accrue and be utilized as a credit against (and a reduction of) Production Royalties for a maximum of two years following the year for which the Advance Royalties have been paid. Upon any assignment, merger, or transfer of the Lease the credit for all accrued Advance Royalty payments shall be forfeited and will no longer be recoverable from Production Royalties.

* An extension of time for payment of the Advance Royalty payment due on October 1, 2015 is hereby granted by Lessor on the condition that the payment is made on or before November 1, 2015.

c) Production Royalties. Lessee agrees to make production royalty payments to Lessor during the term of this Lease as provided in this paragraph 4(c) (“Production Royalties”).

(i) From and after the Effective Date through the Lease Year ending June 30, 2020, the Production Royalty for Bitumen Oil Product produced from Tar Sands mined or otherwise extracted from the Properties shall be seven (7%) percent of the gross sales revenue received by Lessee from the sale of such Bitumen Oil Product, less actual transportation costs incurred post-processing to the point of sale to a third party unrelated to and unaffiliated with Lessee. As used herein, the term “Bitumen Oil Product” means natural occurring oil in the Tar Sands that is sold in whatever form, including run-of-mine, screened or processed, or after the addition of any additives and/or the upgrading of, Bitumen Oil Product; it being the intent of the parties hereto that calculation of Production Royalty for the Bitumen Oil Product sold shall be determined solely by the actual number of tons, cubic yards, or barrels of Bitumen Oil Product produced and sold from the Tar Sands deposits contained within the Properties.

It is the intention of the Parties that the Production Royalty payable to Lessor on any Bitumen Oil Product, or other products or by-products (see paragraph 4 c) (iii)) that have been generated, processed or extracted from deposits of Tar Sands mined or otherwise extracted from the Properties shall be based upon the gross sales price. Adjustments for diluent shall be made if properly accounted for and verified to Lessor. No deduction may be made for any process chemicals, including but not limited to the 15% condensate component. Example: If 80% of the “Bitumen Oil Product” sold is diluent (condensate or other blending agent), 65% (80% -15%) shall be deductible from the gross sales price. Likewise, if 40% is diluent, 25% (40%-15%) shall be deductible from the gross sales price.

A division order or similar agreement or contract may be entered into from time to time by (i) Lessor, Lessee and other future owners of working interests or royalty interests under other leases, and (ii) the buyer of Bitumen Oil Product or an independent person or entity retained by Lessee for the purpose of calculating the payment of Production Royalties hereunder, in each case for the purpose of directing the buyer or such independent person or entity, as the case may be, to (A) calculate Production Royalties in accordance with the provisions hereof based on information and data provided by Lessee and reviewed by Lessors and such other future owners of interests, and then (B) disburse Production Royalties to all persons entitled thereto.

Effective with the Lease Year commencing July 1, 2020 and for each successive Lease Year thereafter, the rate for determining Production Royalties payable under this Paragraph 4(c)(i) shall be subject to adjustment based on changes in the average monthly “spot” price for West Texas Intermediate Crude Oil as specified in Table 1 below. In each case and for each such royalty payment period, the royalty rate used in determining or calculating Production Royalties for such period shall be the applicable percentage rate specified in Table 1.

TABLE 1
CRUDE OIL PRICE Quoted Average Monthly West Texas Intermediate Crude (WTI)†	PRODUCTION ROYALTY (PR%) Percentage
$60.00 and below	7%
$65.01 to $70.00	8%
$70.01 to $75.00	9%
$75.01 to $80.00	10%
$80.01 to $85.00	11%
$85.01 to $90.00	12%
$90.01 to $95.00	13%
$95.01 to $100.00	14%
$100.01 and above	15%

(ii) Lessee shall be required to pay Production Royalties on any Minerals used or consumed by Lessee in the conduct of its operations, provided the source of Minerals is proportionally distributed among all properties where Minerals are mined. The purchase price shall be based upon the market price for screened cold asphalt road mix.

(iii) The Production Royalty for all other Minerals produced from the Bitumen Oil Products taken from the Properties and sold shall be five percent (5%) of the amount received by Lessee. Subject to the provisions of Paragraph 1(a) wherein sales of products and by-products are wholly accounted for, should sales occur to a third party purchaser that is engaged in marketing a variety of products or by-products and payments to Lessee are measurably greater than comparable sales by others (this may be due to the variety of high end by-products such as frac sands produced by the third party), the Production Royalty to Lessor shall be the greater of a 5% royalty on the gross value of the product and by-products sold by the third party or 50% of the gross revenue received by the Lessee from the sale of such products or byproducts, as the case may be.

(iv) Subject to the provisions contained in Paragraph 3(c), all Minerals shall be deemed sold at the time payment is actually received by Lessee.

† The average monthly WTI “Spot Price”, FOB Cushing, OK (in U.S. Dollars per barrel) as reported by the U.S. Energy Information Administration.

(v) Should oil and gas be discovered and subject to being produced using standard oil and gas recovery techniques within and above 3000 feet above Mean Seal Level (MSL), Lessee shall have the exclusive right during the Term of this Lease (which right may not be assigned without prior written consent of Lessor) to produce, market and sell all such oil and gas existing or discovered within the Lease boundaries upon the condition that the Production Royalty payable to Lessor for all such oil and gas produced, saved and sold shall be 1/6 of the gross market value thereof.

(vi) In order to avoid potential conflicts, unnecessary or burdensome calculations and misunderstandings, Lessee shall not assign, convey or otherwise transfer to any third person or entity, whether by assignment, sublease, merger or otherwise, any right, title or interest in and to the Leases, place a burden on any potential third party, sublessee, merger party, or any other form of assignment of Lessee’s interest in this Lease wherein the actual retained interest of whatever nature exceeds 3.5% gross royalty/overriding royalty during the period when any third party is recovering their capital, thereafter, the burden shall not exceed a 5% gross royalty. This interest of whatever nature will be subject to the split (80% Lessee and 20% Lessor) as provided for in Paragraph 7 — Assignment of the Lease.

d) Production Royalty Payments. All payments of Production Royalty shall be made no later than forty-five (45) days after the end of each calendar month in which Bitumen Oil Product or any byproducts or other Minerals have been sold. Such payment shall be accompanied by a royalty settlement statement that will show the mathematical calculation of how the payment amount was calculated, including the credit for Advance Royalties paid, and will be accompanied by appropriate documentation, including copies of sales records, monthly mining and processing records, actual transportation costs to third party buyers, and annual summaries. If Lessor does not give Lessee written notice objecting to any Production Payment within six months of receipt of the statement, it shall be conclusively deemed correct. All royalty settlement statements shall be delivered to Lessor and payments to the designated Depository Agent.

e) Depository Agent. All payments due under the terms of this Lease shall be made by Lessee to Wells Fargo Bank, NA, 1200 Disc Drive, Sparks, NV 89436, (“Agent”), which Lessor hereby appoints as Lessor’s agent for the receipt of such payments, or to such other organization as Lessor may from time to time designate by written notice to Lessee. All payments made to Agent shall be considered to have been made to Lessor and, upon making payment to such Agent, Lessee shall be relieved of all responsibility or liability for the disbursement thereof. In the event that payments should be made to a transferee because of any transfer of Lessor’s interest in this Lease or the Properties, payments tendered to the Agent shall conclusively be deemed payment to such transferee until Lessee receives notice and sufficient documentation from both Agent and Lessor that Lessor’s interest has been transferred and that payments should be made to any such transferee. Documentation of payments shall be sent directly to Lessor.

f) commingling and Area of Mutual Interest. Lessee shall have the right to commingle Minerals removed from the Properties or products derived therefrom after treatment, with other minerals or products from other properties, before or after processing. Consequently, Lessor acknowledges that part or all of Lessee’s Gross Revenue may come from minerals extracted from other properties and not from Minerals subject to this Lease.

(i) In order to determine the split of Production Royalties to be paid to Lessor and to other lessors of other properties, aerial photographic and photogrammetric techniques combined with other methods to be agreed upon by Lessor and Lessee will be used by Lessee to calculate ore volumes processed from the various properties. The Production Royalty paid to Lessor shall be based on the proportionate volume of ore calculated to have come from Lessor’s Properties. Aerial photography shall be performed a minimum of once per calendar quarter and ore removal volumetric and grade calculations shall be performed monthly. The use of photogrammetry is useful and recognized as a method to measure quantities (not quality) of material mined, stockpiled, and removed from the Properties as a secondary and supportive measure. The recent use of drones may meet this criteria and is being investigated.

There is no adequate measure of the resources (minerals) removed from the Properties. Immediate measures must be taken to satisfactorily quantify the tonnage and grade of all minerals removed from the Property. The Lessee shall provide a summary of current and future techniques to accomplish this goal within the next 30 days and notify Lessor of any changes thereafter to any established and approved protocol. Additionally, the Lessee shall engage an independent third party to further validate an accurate measurement of all minerals/resources so removed.

(ii) The Area of Mutual Interest is defined as that property which may be currently controlled by or subsequently acquired by either Lessor, Lessee, or their agents, affiliates, subsidiaries, divisions, or any person or entity under common control that lies within one mile of the external boundary (perimeter) of the Properties. Lessee agrees to pay Lessor a one and one half percent (1 1/2%) production royalty, as defined above, on all Minerals produced from the Area of Mutual Interest. Lessor’s properties described in Exhibit A that are excluded from the Lease are also excluded from the “Area of Mutual Interest”.

g) Minimum Expenditures. From and after the Amendment Date through the Lease Year ending June 30, 2020, Lessee shall make expenditures for the benefit of the Properties of not less than $1,000,000 per year. During the Lease Year commencing July 1, 2020 and each year thereafter in which Lessee fails to achieve (or exceed) an ADQ of at least 3,000 bbls/day during a 180-day period, Lessee shall make expenditures (which shall include operational costs but shall not include depreciation or corporate overhead) for the benefit of the Properties of not less than $2,000,000 per year. Expenditures in excess of those stated above in or during any Lease Year may be carried forward to the next Lease Year. The term “benefit’ shall mean expenditures for exploration, mapping, developing or acquiring water rights (any acquisition of water rights shall be made in the name of the Lessor with Lessee’s right to utilize said water rights during the Term of the Lease.), assaying, metallurgical testing, permitting, preparing feasibility studies, and construction of plant and surface facilities, including facilities constructed and/or operated on property located near the Properties. Lessee will provide Lessor with copies of all acquired data relating to such expenditures, other than data considered proprietary to Lessee or that are or include the trade secrets of Lessee, which shall become the sole property of the Lessor on termination for any reason including copies of expenditures made for those qualifying categories above.

3.0	AMENDMENTS TO PARAGRAPH 7 OF THE LEASE.

Paragraph 7 of the Lease is hereby amended to add the following new and additional paragraph at the end thereof:

“Each Party agrees to hold harmless the other Party(ies) should any claims against Lessor or Lessees/Sublessee caused by action of either Lessor or Lessee/Sublessee, and, in this event, it will subject the party responsible for creating the problem to the attorney fees, if litigation is involved, and damages that ensue to the otherwise adversely affected Parties.”

4.0	AMENDMENTS TO PARAGRAPH 11 OF THE LEASE.

Paragraph II of the Lease is hereby amended to add, as a new third paragraph thereto, the following:

“Lessee fully understands and agrees that this Lease shall be subject to termination upon the occurrence of any of the following events:

(1) If a written letter from an institution or individual capable of and committed to funding the proposed 3,000 barrel/day processing facility to be constructed for the benefit of the Properties is not obtained or secured on or before March 1, 2016, this Lease shall automatically terminate without notice;

(2) If the technology, techniques or process deployed by Lessee in the development of the Lease prove to be uneconomic and operations cease due to increased operating costs or decreased marketability, this Lease shall automatically terminate if operations are not resumed at capacity within six (6) months of any such cessation, and

(3) If the proposed 3,000 barrel/day processing facility to be constructed for the benefit of the Properties fails to produce at a minimum of 80% of its rated capacity for at least 180 calendar days during the Lease Year commencing July 1, 2020 or any successive Lease Year, this Lease shall terminate within thirty (30) days after Lessee receives a written notice of termination from Lessor. The 3,000 barrel/day rated capacity is determined solely by the quantity of ore processed from the Property to produce 3,000 barrels/day prior to being diluted by condensate or any other dilutant.”

5.0	AMENDMENTS TO PARAGRAPH 13 OF THE LEASE.

Paragraph 13 of the Lease is deleted in its entirety and replace by the following:

(13) Notices. Notices that are to be delivered pursuant to the terms of this Lease shall be given in writing and shall be hand-delivered, delivered by private courier services having the ability to track deliveries (e.g. Federal Express and United Parcel Service), or sent by certified mail, return receipt requested, to the Parties at the following addresses:

Lessor:	Asphalt Ridge, Inc. Attn: Sam Arentz III, President 6083 Carriage House Way Reno, NV 89519

Lessee:	TMC Capital, LLC Attn: Alex Blyumkin, Manager 18653 Ventura Blvd, Ste 158 Tarzana CA 91356

Notices shall be deemed effective when received. Either party may change its address for receipt of notices by sending notice of the change to the other party as provided in this Paragraph 13.

6.0	AMENDMENTS TO PARAGRAPH 14 OF THE LEASE.

Paragraph 14(e) of the Lease is hereby amended to add, as a new and additional paragraph thereto, the following:

“Lessee shall, within thirty (30) days after execution of this Amendment, execute a document entitled “Release of Lease” in a form that is acceptable to each of the Parties and is in recordable form, it being agreed and understood that such document will not, and shall not be construed as, having any legal effect on the existence, validity or term of the Lease, until such time as it is recorded, and is intended only as a recordable instrument that signifies, by its recording at some future date, that effective upon the date of recording of the Release of Lease, (i) the Lease has expired or terminated, (ii) Lessee has surrendered its rights thereunder as provided in this Lease, and (iii) Lessee has quitclaimed to Lessor any all right, title and interest in and to the Properties and the Water Right. The Release of Lease shall be delivered into escrow and shall be held by the escrow agent until such time as the Lease is terminated pursuant to the terms of the Lease and at that time, shall be duly recorded in the records of the County Clerk of Uintah County, Utah. The escrow agent and the terms of escrow with respect to the Release of Lease shall be mutually agreed upon by the Parties.”

Except as otherwise amended, modified and restated in this Lease Amendment, the terms of the Lease, as amended herein, shall continue in full force and effect in accordance with the terms thereof.

IN WITNESS WHEREOF, the Parties have executed this Lease Amendment as of the date(s) written below.

ASPHALT RIDGE, INC.

By:	/s/ Sam Arentz, III
Name:	Sam Arentz, III
Title:	President
Date:	November 12, 2015

TMC CAPITAL, LLC

By:	/s/ Aleksandr Blyumkin
Name:	Aleksandr Blyumkin
Title:	Manager
Date:	November 4, 2015

ACKNOWLEDGEMENTS

STATE OF COLORADO              )

                                                        ) SS

COUNTY OF DENVAR               )

The foregoing instrument was acknowledged before me on the 17 day of November, 2015, by Sam S. Arentz, III, the President of Asphalt Ridge, Inc., a Utah corporation.

STATE OF CALIFORNIA                     )

                                                                 ) SS

COUNTY OF LOS ANGELES              )

On November 4, 2015, before me, Ninel Faktorovich, personally appeared ALEKSANDR BLYUMKIN, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Ninel Faktorovich
Notary Public’s Name:
Notary Public, State of California

My Commission expires on July 12, 2019

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